                                                    Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
April 29, 2016	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Company Announces Second Quarter Fiscal 2016 Results and Updates Fiscal Year 2016 Outlook

St. Louis - April 29, 2016 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its second fiscal quarter, which ended March 31, 2016.

Executive Summary

•	Organic net sales decreased 0.7% in the quarter and 0.1% year-to-date. Excluding the impact of international go-to-market changes, sales would have increased by 1% and 1.9%, respectively.

•	Adjusted EBITDA was $137.7 million for the quarter and $232.1 million year-to-date.

•	GAAP Diluted Earnings Per Share ("EPS") was $1.10 for the quarter and $1.49 year-to-date. Adjusted EPS was $1.17 for the quarter and $1.85 year-to-date.

•	The Company has updated its fiscal 2016 outlook, projecting relatively flat organic net sales, Adjusted EPS of $3.30-$3.50 and $440-$460 million in Adjusted EBITDA.

The Company reports results on a GAAP and "Non-GAAP" basis, and has reconciled Non-GAAP results to the most directly comparable GAAP measures later in this release. See "Non-GAAP Financial Measures" below, for a more detailed explanation, including definitions of various terms used in this release such as "Adjusted EBITDA", "Normalized EBITDA", "Organic net sales", "Organic segment profit" and "go-to-market impacts."
All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"Our second quarter results were in line with our expectations, and we are pleased with the progress we're making in this important first year operating as a standalone company. Our underlying top-line growth was up nearly 2% through the first half of our fiscal year, excluding the impact of international go-to-market changes," said David Hatfield, Edgewell's President and Chief Executive Officer.  "Delivering solid underlying net sales growth driven by Wet Shave and Sun and Skin Care, while executing on key initiatives, like our complex international go-to-market strategy, reinforces our view that Edgewell's innovation and products are resonating in the marketplace and that we're taking the necessary steps to further enhance our position for future growth and value creation."

Fiscal 2Q 2016 Operating Results (Unaudited)
Net sales were $611.2 million in the quarter, a decrease of 6.1%. Organic net sales decreased 0.7%, including a $10.9 million, or 170 basis point, negative impact from international go-to-market changes. Organic net sales growth in Wet Shave and Sun and Skin Care was offset in part by lower sales in Feminine Care. North America net sales were down 0.8%, though Wet Shave and Sun and Skin care both grew. International net sales were down 0.3%, though up 4.5% excluding the negative impact of international go-to-market changes. Underlying international net sales grew across the Wet Shave portfolio, with particular strength in Men's systems, driven by strong Hydro® performance in Asia and Europe.
Gross margin was $311.1 million or 50.9% of net sales, representing a 40 basis point decrease over the prior year. Excluding the negative impact of currency, gross margin was flat versus the prior year quarter, with higher volumes and productivity savings offset by unfavorable price mix in North America.
Advertising and sales promotion expense ("A&P") was $85.0 million, or 13.9% of net sales, up from prior year A&P of $78.4 million, or 12.0% of net sales. This quarter, higher A&P investments were focused on new product innovation, primarily supporting men's Hydro® in North America.
Selling, general and administrative expense ("SG&A") was $99.7 million, or 16.3% of net sales, compared to $149.2 million, or 22.9% of net sales, in the prior year. Included within the current quarter results were pre-tax costs of $1.7 million related to the spin-off of the Company's Household Products business in July 2015 (the "Separation"). Excluding these spin-off costs, SG&A as a percent of net sales was 16.0%, including amortization of intangible assets not allocated to the segments. Historical SG&A results on a continuing operations basis include certain costs associated with supporting the Household Products business that were not eligible to be reported in discontinued operations. Adjusting the prior year for these expenses, SG&A increased an estimated 40 basis points as a percent of net sales.
Other income, net was $4.6 million during the second quarter compared to $1.3 million in the prior year. The increase is partially related to $2.6 million of interest income recorded in relation to settlements with tax authorities. The increase also reflects the net impact of foreign currency hedging contract gains and losses.
Second quarter Adjusted EBITDA was $137.7 million versus second quarter 2015 Normalized EBITDA of $162.0 million, down $24.3 million. The primary drivers of the decrease were $13.9 million of lower operating profit due to international go-to-market changes, higher A&P spend, a $4.9 million unfavorable impact from currency and $6.4 million due to the inclusion of Venezuela operations and the Industrial blade business in the prior year.
The effective tax rate for the first half of 2016 was 26.4% as compared to (35.0)% in the prior year.  The negative tax rate for 2015 was a result of having incurred tax expense on a net loss, driven primarily by the $79.3 million Venezuela deconsolidation charge, which had no accompanying tax benefit. Excluding the impact of the Separation, restructuring and the Venezuela deconsolidation charge, the adjusted 2016 year-to-date effective tax rate was 28.1%, a 40 basis point increase over the prior year rate of 27.7%.
Second quarter Adjusted EPS was $1.17, compared to $1.12 in the prior year quarter. GAAP EPS was $1.10 in the second quarter as compared to $(0.88) in the prior year quarter.

Other Items
The second quarter included $1.7 million of pre-tax spin charges compared to $32.2 million in the same period of the prior year. In addition, the Company recorded pre-tax expense of $5.1 million in the second quarter related to its 2013 restructuring, as compared to $6.6 million in the prior year.
Average (trailing 4 quarter) working capital as a percent of sales was 16.5% at March 31, 2016, versus 17.5% as of September 30, 2015. The 100 basis point improvement was driven by Days Payable Outstanding. Working Capital continues to reflect a higher level of inventory in Feminine Care which is expected to return to normal levels as the Company completes the transition of manufacturing from its Montreal plant to its Dover plant.
Net cash used by operating activities was $72.6 million for the six months ended March 31, 2016. During the second quarter, the Company made a discretionary contribution of $100.5 million to one of its international pension plans, which negatively impacted operating cash flow for the current period. The Company expects to have positive operating cash flow for the full 2016 fiscal year. In the first six months of fiscal 2016, the Company completed share repurchases of nearly 1 million shares for $79 million.

Fiscal 2Q 2016 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)
Wet Shave organic net sales increased $1.5 million, or 0.4%. Excluding an estimated $9 million negative impact from international go-to-market changes, underlying net sales would have grown 2.7%. Underlying growth was primarily driven by the Hydro® launch globally as well as Hydro® distribution gains in North America. Organic net sales for the remaining brands declined, in part due to international go-to-market changes and unfavorable price mix from promotional investments. International underlying sales increased in Men's and Women's systems, Disposables, and Shave Preps. Organic segment profit declined $13.2 million, or 13.2%, driven primarily by increased investments in A&P, promotional spend and Research and development expense, which more than offset higher sales volumes and better cost mix.
Sun and Skin Care (Sun Care, Wipes, Gloves)
Sun and Skin Care organic net sales increased $4.9 million, or 3.8%, driven primarily by growth in North America, with growth across both the Banana Boat® and Hawaiian Tropic® brands. Organic segment profit improved $2.8 million or 7.5%, driven by higher sales volumes and modestly better cost mix.
Feminine Care (Tampons, Pads, Liners)
Feminine Care organic net sales decreased $9.3 million, or 9.2%. North America net sales declined driven primarily by unfavorable comparisons to the prior year pipeline build for the new Sport® Pads and Liners offerings and lower net sales in Stayfree®. International sales were down primarily due to international go-to-market changes. Organic segment profit was down $9.5 million, or 45.5%, driven by lower net sales and unfavorable cost mix due to transactional currency impacts.
All Other (Infant Care, all other brands)
All Other organic net sales decreased $1.6 million, or 3.4%, as continued growth in Diaper Genie® was more than offset by lower sales volumes in infant cups and bottles resulting from continued competition in the category. Organic segment profit grew $1.7 million driven by higher gross margin from favorable product costs and lower A&P spending.

Full Fiscal Year 2016 Financial Outlook
Organic net sales are expected to be flat, including the negative impact of international go-to-market changes through the end of the third quarter of fiscal 2016. For the full year, the go-to-market changes are estimated to impact top line growth by approximately 1.5%. As a result, underlying net sales growth, excluding these go-to-market changes, is expected to increase by low single digits. Organic net sales excludes unfavorable currency impact on net sales, which is now expected to be in the range of $25-$35 million (previously, $50-$60 million) for the full fiscal year. Reported net sales are now expected to decrease by 2%-4% (previously, decreased by mid-single digits).
Adjusted EBITDA is projected to be in the range of $440-$460 million, including $10-$15 million (previously, $20-$25 million) of negative currency impact for the full fiscal year.
Adjusted EPS is now projected to be in the range of $3.30-$3.50 (previously, $3.20-$3.40).
Adjusted Effective Tax Rate for the fiscal year is now expected to be in the range of 29%-31% (previously, 30%-32%).
Other Items: The full-year estimate for spin costs is unchanged at $10-$12 million, with the majority of the costs already incurred. The full-year estimate for restructuring related costs remains unchanged at $40-$45 million. Incremental restructuring savings are expected to be approximately $15 million in fiscal 2016 and an additional $40-$50 million in fiscal 2017 and 2018 combined.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2016 second quarter earnings and the outlook for fiscal 2016. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "News and Events" tabs or by using the following link:

http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" and exclude expenses associated with the Venezuela deconsolidation charge, the sale of the Industrial blade business, spin costs, restructuring charges (including 2013 restructuring and spin restructuring) and adjustments to prior year tax accruals.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency.
Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as the Venezuela deconsolidation charge, spin costs and restructuring charges.
Historical results on a continuing operations basis include certain costs associated with supporting the Company's former Household Products business that are not eligible to be reported in discontinued operations. These costs affect SG&A, interest expense, spin costs, restructuring and tax. As a result, EPS and EBITDA on both a GAAP and Non-GAAP basis for this quarter and fiscal year are not comparable to the prior year, and will not be comparable as we move through each of the first three quarters of fiscal 2016. To address this, the Company has provided Normalized EBITDA, which adjusts corporate SG&A expenses to reflect the Company's estimated full-year run rate. Normalized EBITDA is presented to provide a basis for comparing to future performance. A reconciliation of Fiscal 2015 Consolidated Statement of Earnings and Normalized EBITDA by quarter was provided in an 8-K filed on December 1, 2015, and can be found on the Company's website www.edgewell.com, under "Investors," and "Financial Reports," "Key Statistics" tabs or by using the following link:

http://ir.edgewell.com/financial-reports/key-statistics

The Company analyzes its net revenue and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and segment profit exclude the impact of changes in foreign currency, the impact of acquisitions and dispositions (including the results of the former Industrial blade business) and the period-over-period change resulting from the deconsolidation of the Company's Venezuela operations. This information is provided because these fluctuations can distort the underlying change in net sales and segment profit either positively or negatively. See Non-GAAP reconciliations later in this release.
To compete more effectively as an independent company, the Company has increased its use of third-party distributors and wholesalers, and has decreased or eliminated its business operations in certain countries, consistent with its international go-to-market strategy. Within this press release the Company discusses go-to-market impacts, which reflect its best estimate on the impact of these international go-to-market changes and exits, and represent the year-over-year change in those markets. The Company expects to realize the majority of the remaining impact from these changes in the first three quarters of fiscal year 2016.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell Personal Care Company or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•
The Company is subject to risks related to its international operations, such as global economic conditions, currency fluctuations and its changing international go-to-market strategy, that could adversely affect its results of operations;

•	The Company may not achieve some or all of the expected benefits of the spin-off of its Household Products business, and this may materially adversely affect its business;

•	The Company's manufacturing facilities, supply channels or other business operations may be subject to disruption from events beyond its control;

•	The Company's access to capital markets and borrowing capacity could be limited;

•	If the Company cannot continue to develop new products in a timely manner, and at favorable margins, it may not be able to compete effectively;

•	The Company has a substantial level of indebtedness and is subject to various covenants relating to such indebtedness, which could limit its discretion to operate and grow its business;

•	The Company faces risks arising from the restructuring of its operations and uncertainty with respect to its ability to achieve its estimated cost savings;

•	Loss of any of the Company's principal customers and emergence of new sales channels could significantly decrease its sales and profitability;

•	The Company may not be able to attract, retain and develop key personnel;

•	The Company may experience losses or be subject to increased funding and expenses related to its pension plans;

•	The Company may not be able to continue to identify and complete strategic acquisitions and effectively integrate acquired companies to achieve desired financial benefits;

•	The Company's Wet Shave segment's men's shaving systems category has faced relatively flat to declining sales;

•
The Company's business involves the potential for product liability and other claims against it, which could affect its results of operations and financial condition and result in product recalls or withdrawals;

•	A failure of a key information technology system or a breach of the Company's information security could adversely impact its ability to conduct business;

•	The resolution of the Company's tax contingencies may result in additional tax liabilities, which could adversely impact its cash flows and results of operations;

•
If the Company fails to adequately protect its intellectual property rights, competitors may manufacture and market similar products, which could adversely affect its market share and results of operations; and

•	Potential liabilities in connection with the Separation may arise under fraudulent conveyance and transfer laws and legal capital requirements.
In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but not exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K for the year ended September 30, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015

Net sales	$611.2	$651.1	$1,106.3	$1,188.2
Cost of products sold	300.1	316.8	567.7	597.1
Gross profit	311.1	334.3	538.6	591.1

Selling, general and administrative expense	99.7	149.2	200.1	282.7
Advertising and sales promotion expense	85.0	78.4	131.6	129.1
Research and development expense	16.7	16.0	32.7	31.7
Venezuela deconsolidation charge	—	79.3	—	79.3
Spin restructuring charges	—	22.8	—	24.0
2013 restructuring charges	5.0	6.6	23.5	15.8
Industrial sale charges	0.2	—	0.2	—
Interest expense	17.8	28.1	35.5	55.9
Other income, net	(4.6)	(1.3)	(7.0)	(1.7)
Earnings (loss) from continuing operations before income taxes	91.3	(44.8)	122.0	(25.7)
Income tax provision	25.2	9.8	32.2	9.0
Earnings (loss) from continuing operations	66.1	(54.6)	89.8	(34.7)
(Loss) earnings from discontinued operations, net of tax	—	(33.8)	—	51.4
Net earnings (loss)	$66.1	$(88.4)	$89.8	$16.7

Basic earnings (loss) per share:
Continuing operations	$1.11	(0.88)	$1.51	(0.56)
Discontinued operations	—	(0.54)	—	0.83
Net earnings (loss)	1.11	(1.42)	1.51	0.27

Diluted earnings (loss) per share:
Continuing operations	$1.10	$(0.88)	$1.49	$(0.56)
Discontinued operations	—	(0.54)	—	0.82
Net earnings (loss)	1.10	(1.42)	1.49	0.27

Weighted-average shares outstanding:
Basic	59.4	62.2	59.6	62.1
Diluted	59.9	62.2	60.1	62.5

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

Assets	March 31, 2016	September 30, 2015
Current assets
Cash and cash equivalents	$660.5	$712.1
Trade receivables, net	291.5	279.8
Inventories	382.7	332.8
Other current assets (1)	180.8	311.9
Total current assets	1,515.5	1,636.6
Property, plant and equipment, net	482.0	476.1
Goodwill	1,423.9	1,421.8
Other intangible assets, net	1,401.6	1,408.5
Other assets (1)	126.4	48.7
Total assets	$4,949.4	$4,991.7

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$17.0	$17.5
Accounts payable	235.2	236.9
Other current liabilities (1)	349.2	412.4
Total current liabilities	601.4	666.8
Long-term debt	1,843.4	1,704.0
Deferred income tax liabilities (1)	344.6	335.8
Other liabilities	287.2	421.0
Total liabilities	3,076.6	3,127.6
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,634.5	1,644.2
Retained earnings	862.7	772.9
Treasury shares	(448.7)	(382.2)
Accumulated other comprehensive loss	(176.4)	(171.5)
Total shareholders' equity	1,872.8	1,864.1
Total liabilities and shareholders' equity	$4,949.4	$4,991.7

(1)
The Company early adopted new accounting guidance during the first quarter of fiscal 2016 which required all deferred income tax assets and liabilities to be classified as non-current, resulting in a reclassification of $85.1 deferred income tax assets and $0.7 deferred income tax liabilities from current to non-current as of March 31, 2016. The adoption of the new guidance had no impact on the balance sheet as of September 30, 2015.

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Six Months Ended March 31,
	2016	2015
Cash Flow from Operating Activities
Net earnings	$89.8	$16.7
Non-cash restructuring costs	1.2	11.1
Depreciation and amortization	44.6	64.6
Venezuela deconsolidation charge	—	144.5
Non-cash items included in income, net	23.6	18.2
International pension funding	(100.5)	—
Other, net	(27.7)	(14.4)
Changes in current assets and liabilities used in operations	(103.6)	(160.9)
Net cash (used by) from operating activities	(72.6)	79.8

Cash Flow from Investing Activities
Capital expenditures	(34.5)	(37.0)
Change related to Venezuelan operations	—	(93.8)
Acquisitions, net of cash acquired	—	(11.1)
Proceeds from sale of assets	—	13.8
Change in restricted cash	—	13.9
Net cash used by investing activities	(34.5)	(114.2)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	395.3	—
Cash payments on debt with original maturities greater than 90 days	(261.0)	(80.2)
Net (decrease) increase in debt with original maturities of 90 days or less	(5.6)	224.1
Common shares purchased	(78.9)	—
Cash dividends paid	—	(62.1)
Proceeds from issuance of common shares, net	—	4.3
Excess tax benefits from share-based payments	—	9.2
Net cash from financing activities	49.8	95.3

Effect of exchange rate changes on cash	5.7	(75.6)

Net decrease in cash and cash equivalents	(51.6)	(14.7)
Cash and cash equivalents, beginning of period	712.1	1,129.0
Cash and cash equivalents, end of period	$660.5	$1,114.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other. Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring initiatives (including the Spin restructuring and the 2013 Restructuring), the Venezuela deconsolidation charge, the sale of the Industrial blade business and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On July 1, 2015, the Company completed the separation of its Household Products business into a separate publicly-traded company (the "Spin" or the "Separation"). The historical financial results of the Company's Household Products business are presented as discontinued operations on the Condensed Consolidated Statements of Earnings and, as such, have been excluded from both continuing operations and segment results for all periods presented. The prior year Condensed Consolidated Statements of Cash Flows has not been adjusted to reflect the effect of the Separation, as the Company had not adopted the Financial Accounting Standards Board's updated guidance on the presentation of discontinued operations at the time of Separation. Historical results on a continuing operations basis include certain costs associated with supporting the Household Products business that were not eligible to be reported in discontinued operations.
The Company incurred incremental costs to evaluate, plan and execute the Separation.  For the second quarter and first six months of fiscal 2016, $1.7 and $9.0, respectively, of pre-tax charges were recorded in Selling, general and administrative expense ("SG&A") and for the first six months of fiscal 2016 $0.2 of pre-tax charges were recorded in Cost of products sold. For the second quarter and first six months of fiscal 2015, $31.5 and $55.3 of pre-tax charges, respectively, were recorded in SG&A and $0.7 were recorded in Cost of Products sold. Additionally, $22.8 and $24.0 of Spin restructuring costs were recorded during the second quarter and first six months of fiscal 2015, respectively.
For the second quarter and first six months of fiscal 2016, the Company recorded pre-tax expense of $5.0 and $23.5, respectively, related to its 2013 restructuring, as compared to pre-tax expense of $6.6 and $15.8 for the second quarter and first six months of fiscal 2015, respectively. The 2013 restructuring charges were reported as a separate line item on the income statement. Additionally, for the second quarter and first six months of fiscal 2016, the Company recorded pre-tax expense of $0.1 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring are included in Cost of products sold. The non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project. There were no non-core inventory obsolescence charges during the second quarter and first six months of fiscal 2015.

Segment net sales and profitability are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net Sales
Wet Shave	$353.4	$372.2	$669.7	$713.6
Sun and Skin Care	132.5	130.2	186.0	184.5
Feminine Care	91.6	101.6	184.1	197.4
All Other	33.7	47.1	66.5	92.7
Total net sales	$611.2	$651.1	$1,106.3	$1,188.2

Segment Profit
Wet Shave	$77.7	$99.8	$144.5	$190.3
Sun and Skin Care	39.2	37.3	40.9	41.0
Feminine Care	10.5	20.9	28.1	36.1
All Other	8.0	7.1	15.2	13.9
Total segment profit	135.4	165.1	228.7	281.3
General corporate and other expenses	(20.3)	(38.6)	(38.0)	(70.0)
Venezuela deconsolidation charge	—	(79.3)	—	(79.3)
Spin costs (1)	(1.7)	(32.2)	(9.2)	(56.0)
Spin restructuring charges	—	(22.8)	—	(24.0)
2013 restructuring and related costs (2)	(5.1)	(6.6)	(23.6)	(15.8)
Industrial sale charges	(0.2)	—	(0.2)	—
Amortization of intangibles	(3.6)	(3.6)	(7.2)	(7.7)
Interest and other expense, net	(13.2)	(26.8)	(28.5)	(54.2)
Total earnings (loss) from continuing operations before income taxes	$91.3	$(44.8)	$122.0	$(25.7)

(1)
Includes pre-tax SG&A of $1.7 and $31.5 for the second quarters of fiscal 2016 and 2015, respectively, and $9.0 and $55.3 for the first six months of fiscal 2016 and 2015, respectively, and pre-tax Cost of products sold of $0.7 for the second quarter of fiscal 2015 and $0.2 and $0.7 for the first six months of fiscal 2016 and 2015, respectively.

(2)
Includes pre-tax Cost of products sold of $0.1 for the second quarter and first six months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. The non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project. There were no non-core inventory obsolescence charges during the second quarter and first six months of fiscal 2015.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent ("RSE") awards.
The following table provides a reconciliation of net earnings and net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended March 31,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$66.1	$(54.6)	$1.10	$(0.88)
Impacts, net of tax: Expense
Venezuela deconsolidation charge	—	79.3	—	1.27
Spin costs (1)	0.9	23.1	0.01	0.37
Spin restructuring charges	—	16.1	—	0.26
2013 restructuring and related charges, net (2)	3.4	5.0	0.06	0.08
Industrial sale charges	0.1	—	—	—
Adjustment to prior years' tax accruals	—	0.9	—	0.01
Impact of basic/dilutive shares (3)	—	—	—	0.01
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$70.5	$69.8	$1.17	$1.12

Weighted average shares - Diluted			59.9	62.2

(1)	Includes SG&A of $0.9 and $22.6 (net of tax) for the second quarters of fiscal 2016 and 2015, respectively, and Cost of products sold of $0.5 (net of tax) for the second quarter of fiscal 2015.

(2)
Includes Cost of products sold of $0.1 for the second quarter of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. The non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project. There were no non-core inventory obsolescence charges during the second quarter of fiscal 2015.

(3)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the second quarter of fiscal 2015, this reflects the impact of 0.9 dilutive RSE awards which were excluded from the GAAP EPS calculated due to the reported net loss.

	Six Months Ended March 31,
	Net Earnings		Diluted EPS
	2016	2015	2016	2015
Net Earnings (Loss) from Continuing Operations and Diluted EPS - GAAP (Unaudited)	$89.8	$(34.7)	$1.49	$(0.56)
Impacts, net of tax: Expense (Income)
Venezuela deconsolidation charge	—	79.3	—	1.27
Spin costs (1)	5.7	38.6	0.10	0.62
Spin restructuring charges	—	17.0	—	0.27
2013 restructuring and related charges, net (2)	15.9	9.9	0.26	0.16
Industrial sale charges	0.1	—	—	—
Adjustment to prior years' tax accruals	—	(1.6)	—	(0.02)
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$111.5	$108.5	$1.85	$1.74

Weighted average shares - Diluted			60.1	62.5

(1)
Includes SG&A of $5.5 and $38.1 (net of tax) for the first six months of fiscal 2016 and 2015, respectively, and Cost of products sold of $0.2 and $0.5 (net of tax) for the first six months of fiscal 2016 and 2015, respectively.

(2)
Includes Cost of products sold of $0.1 for the first six months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. The non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project. There were no non-core inventory obsolescence charges during the first six months of fiscal 2015.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended March 31, 2016
	Net Sales	Gross Profit	SG&A	A&P (1)	R&D (1)	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$611.2	$311.1	$99.7	$85.0	$16.7	$91.3	$66.1	$1.10
% of net sales		50.9%	16.3%	13.9%	2.7%
Spin costs	—	—	1.7	—	—	1.7	0.9	0.01
2013 restructuring and related charges, net (2)	—	0.1	—	—	—	5.1	3.4	0.06
Industrial sale charges	—	—	—	—	—	0.2	0.1	—
Total Adjusted Non-GAAP	$611.2	$311.2	$98.0	$85.0	$16.7	$98.3	$70.5	$1.17
% of net sales		50.9%	16.0%	13.9%	2.7%

Six Months Ended March 31, 2016
	Net Sales	Gross Profit	SG&A	A&P (1)	R&D (1)	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$1,106.3	$538.6	$200.1	$131.6	$32.7	$122.0	$89.8	$1.49
% of net sales		48.7%	18.1%	11.9%	3.0%
Spin costs	—	0.2	9.0	—	—	9.2	5.7	0.10
2013 restructuring and related charges, net (2)	—	0.1	—	—	—	23.6	15.9	0.26
Industrial sale charges	—	—	—	—	—	0.2	0.1	—
Total Adjusted Non-GAAP	$1,106.3	$538.9	$191.1	$131.6	$32.7	$155.0	$111.5	$1.85
% of net sales		48.7%	17.3%	11.9%	3.0%

Quarter Ended March 31, 2015
	Net Sales	Gross Profit	SG&A	A&P (1)	R&D (1)	EBIT (1)	Net Earnings (3)	Diluted EPS (4)
GAAP - Reported	$651.1	$334.3	$149.2	$78.4	$16.0	$(44.8)	$(54.6)	$(0.88)
% of net sales		51.3%	22.9%	12.0%	2.5%
Venezuela deconsolidation charge	—	—	—	—	—	79.3	79.3	1.27
Spin costs	—	0.7	31.5	—	—	32.2	23.1	0.37
Spin restructuring charges	—	—	—	—	—	22.8	16.1	0.26
2013 restructuring and related charges, net (2)	—	—	—	—	—	6.6	5.0	0.08
Adjustments to prior years' tax accruals	—	—	—	—	—	—	0.9	0.01
Impact of basic/dilutive shares (4)	—	—	—	—	—	—	—	0.01
Total Adjusted Non-GAAP	$651.1	$335.0	$117.7	$78.4	$16.0	$96.1	$69.8	$1.12
% of net sales		51.5%	18.1%	12.0%	2.5%

Six Months Ended March 31, 2015
	Net Sales	Gross Profit	SG&A	A&P (1)	R&D (1)	EBIT (1)	Net Earnings (3)	Diluted EPS
GAAP - Reported	$1,188.2	$591.1	$282.7	$129.1	$31.7	$(25.7)	$(34.7)	$(0.56)
% of net sales		49.7%	23.8%	10.9%	2.7%
Venezuela deconsolidation charge	—	—	—	—	—	79.3	79.3	1.27
Spin costs	—	0.7	55.3	—	—	56.0	38.6	0.62
Spin restructuring charges	—	—	—	—	—	24.0	17.0	0.27
2013 restructuring and related charges, net (2)	—	—	—	—	—	15.8	9.9	0.16
Adjustments to prior years' tax accruals	—	—	—	—	—	—	(1.6)	(0.02)
Total Adjusted Non-GAAP	$1,188.2	$591.8	$227.4	$129.1	$31.7	$149.4	$108.5	$1.74
% of net sales		49.8%	19.1%	10.9%	2.7%

(1)	A&P is defined as Advertising and sales promotion expense, R&D is defined as Research and development expense and EBIT is defined as Earnings (loss) from continuing operations before income taxes.

(2)
Includes Cost of products sold of $0.1 for the first six months of fiscal 2016 associated with obsolescence charges related to the exit of certain non-core product lines as part of the restructuring. The non-core inventory obsolescence charges are considered part of the total project costs incurred for the restructuring project. There were no non-core inventory obsolescence charges during the first six months of fiscal 2015.

(3)	For the quarter and first six months of fiscal 2015, Net Earnings is defined as Earnings (loss) from continuing operations.

(4)
All EPS impacts are calculated using diluted weighted-average shares outstanding. For the second quarter of fiscal 2015, this reflects the impact of 0.9 dilutive RSE awards which were excluded from the GAAP EPS calculated due to the reported net loss.

Note 3 - Net Sales and Profit by Segment
Starting July 1, 2015, as a result of the Separation, operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the second quarter and first six months of fiscal 2016, as compared to the corresponding period in fiscal 2015.

Net Sales (In millions - Unaudited)
Quarter Ended March 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$372.2		$130.2		$101.6		$47.1		$651.1
Organic	1.5	0.4%	4.9	3.8%	(9.3)	(9.2)%	(1.6)	(3.4)%	(4.5)	(0.7)%
Impact of Venezuela	(14.4)	(3.9)%	—	—%	—	—%	—	—%	(14.4)	(2.2)%
Impact of currency	(5.9)	(1.6)%	(2.6)	(2.0)%	(0.7)	(0.7)%	(0.6)	(1.3)%	(9.8)	(1.5)%
Impact of Industrial	—	—%	—	—%	—	—%	(11.2)	(23.8)%	(11.2)	(1.7)%
Net Sales - FY '16	$353.4	(5.1)%	$132.5	1.8%	$91.6	(9.9)%	$33.7	(28.5)%	$611.2	(6.1)%

Net Sales (In millions - Unaudited)
Six Months Ended March 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - FY '15	$713.6		$184.5		$197.4		$92.7		$1,188.2
Organic	5.2	0.7%	7.3	4.0%	(11.5)	(5.8)%	(2.7)	(2.9)%	(1.7)	(0.1)%
Impact of Venezuela	(24.0)	(3.4)%	—	—%	—	—%	—	—%	(24.0)	(2.0)%
Impact of currency	(25.1)	(3.5)%	(5.8)	(3.1)%	(1.8)	(0.9)%	(1.6)	(1.7)%	(34.3)	(2.9)%
Impact of Industrial	—	—%	—	—%	—	—%	(21.9)	(23.6)%	(21.9)	(1.8)%
Net Sales - FY '16	$669.7	(6.2)%	$186.0	0.9%	$184.1	(6.7)%	$66.5	(28.2)%	$1,106.3	(6.8)%

Segment Profit (In millions - Unaudited)
Quarter Ended March 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$99.8		$37.3		$20.9		$7.1		$165.1
Organic	(13.2)	(13.2)%	2.8	7.5%	(9.5)	(45.5)%	1.7	23.9%	(18.2)	(11.0)%
Impact of Venezuela	(6.1)	(6.1)%	—	—%	—	—%	—	—%	(6.1)	(3.7)%
Impact of currency	(2.8)	(2.8)%	(0.9)	(2.4)%	(0.9)	(4.3)%	(0.4)	(5.6)%	(5.0)	(3.0)%
Impact of Industrial	—	—%	—	—%	—	—%	(0.4)	(5.6)%	(0.4)	(0.2)%
Segment Profit - FY'16	$77.7	(22.1)%	$39.2	5.1%	$10.5	(49.8)%	$8.0	12.7%	$135.4	(17.9)%

Segment Profit (In millions - Unaudited)
Six Months Ended March 31, 2016

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - FY '15	$190.3		$41.0		$36.1		$13.9		$281.3
Organic	(25.9)	(13.6)%	1.7	4.1%	(6.4)	(17.7)%	3.6	25.9%	(27.0)	(9.6)%
Impact of Venezuela	(9.4)	(4.9)%	—	—%	—	—%	—	—%	(9.4)	(3.3)%
Impact of currency	(10.5)	(5.5)%	(1.8)	(4.4)%	(1.6)	(4.4)%	(1.1)	(7.9)%	(15.0)	(5.3)%
Impact of Industrial	—	—%	—	—%	—	—%	(1.2)	(8.6)%	(1.2)	(0.4)%
Segment Profit - FY'16	$144.5	(24.0)%	$40.9	(0.3)%	$28.1	(22.1)%	$15.2	9.4%	$228.7	(18.6)%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile earnings from continuing operations before income taxes to EBITDA, Adjusted EBITDA and Normalized EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Earnings from continuing operations before income taxes - GAAP	$91.3	$(44.8)	$122.0	$(25.7)
Interest expense, net (1)	14.8	28.1	32.5	55.9
Depreciation and amortization	25.1	23.0	45.8	48.2
EBITDA (2)	$131.2	$6.3	$200.3	$78.4

Venezuela deconsolidation charge	—	79.3	—	79.3
Spin restructuring charges	—	22.8	—	24.0
Spin costs	1.7	32.2	9.2	56.0
2013 restructuring and related costs (3)	4.6	5.0	22.4	12.8
Industrial sale charges	0.2	—	0.2	—
Adjusted EBITDA (2)	$137.7	$145.6	$232.1	$250.5

SG&A (4)	—	16.4	—	28.9

Normalized EBITDA	$137.7	$162.0	$232.1	$279.4

(1)	Interest expense, net for the second quarter and first six months of fiscal 2016 includes $2.6 of income recorded in relation to settlements with tax authorities.

(2)
Historical adjusted EBITDA results on a continuing operations basis include costs associated with supporting the Household Product business that are not eligible to be reported in discontinued operations which affect corporate SG&A. As such, both EBITDA and adjusted EBITDA this quarter and this fiscal year are not comparable to the prior year, and will not be comparable year-over-year as we move through each of the first three quarters of fiscal 2016.

(3)
Excludes $0.5 and $1.6 of accelerated depreciation for the second fiscal quarters of 2016 and 2015, respectively, and $1.2 and $3.0 of accelerated depreciation for the first six months of 2016 and 2015, respectively, which are included within Depreciation and amortization.

(4)	Corporate SG&A has been adjusted to reflect an estimated full year run-rate of $74 in fiscal 2015.

Note 5 - Segment Working Capital
Segment Working Capital metrics for Q2 2016, Q1 2016 and Q4 2015 are presented below.

	Q2 2016	Days	Q1 2016	Days	Q4 2015	Days
Average receivables, adjusted (1) (2)	$241.8	37.7	$245.2	37.6	$246.7	37.2
Average inventories (1)	355.5	107.7	356.2	106.5	362.0	107.1
Average accounts payable (1)	212.4	64.4	197.1	58.9	185.4	54.8

Average working capital (3)	$384.9		$404.3		$423.4
% of net sales (4)	16.5%		17.0%		17.5%

(1)	Excludes amounts identified as corporate.

(2)	Adjusted for trade allowances recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average working capital is calculated using an average of the four-quarter end balances for each working capital component as of March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

(4)	Average working capital divided by trailing four quarter net sales.

Note 6 - Fiscal 2015 Segment Net Sales and Profitability
Segment net sales and profitability for each quarter of fiscal 2015, respectively, are presented below.

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Fiscal Year 2015
Net Sales
Wet Shave	$341.4	$372.2	$369.3	$358.4	$1,441.3
Sun and Skin Care	54.3	130.2	153.3	65.8	403.6
Feminine Care	95.8	101.6	104.1	96.7	398.2
All Other	45.6	47.1	46.2	39.2	178.1
Total net sales	$537.1	$651.1	$672.9	$560.1	$2,421.2

Segment Profit
Wet Shave	$90.5	$99.8	$56.4	$62.0	$308.7
Sun and Skin Care	3.7	37.3	25.8	4.7	71.5
Feminine Care	15.2	20.9	7.9	4.7	48.7
All Other	6.8	7.1	5.2	5.5	24.6
Total segment profit	116.2	165.1	95.3	76.9	453.5
General corporate and other expenses	(31.4)	(38.6)	(36.6)	(15.4)	(122.0)
Impairment charge	—	—	—	(318.2)	(318.2)
Venezuela deconsolidation charge	—	(79.3)	—	—	(79.3)
Spin costs (1)	(23.8)	(32.2)	(55.7)	(30.3)	(142.0)
Spin restructuring charges	(1.2)	(22.8)	(4.3)	—	(28.3)
2013 restructuring and related costs (2)	(9.2)	(6.6)	(4.9)	(6.3)	(27.0)
Industrial sale charges	—	—	(21.9)	(10.8)	(32.7)
Amortization of intangibles	(4.1)	(3.6)	(3.8)	(3.6)	(15.1)
Cost of early debt retirements	—	—	(59.6)	—	(59.6)
Interest and other expense, net	(27.4)	(26.8)	(20.9)	(12.9)	(88.0)
Total earnings (loss) from continuing operations before income taxes	$19.1	$(44.8)	$(112.4)	$(320.6)	$(458.7)

(1)
Includes pre-tax costs of $23.8, $31.5, $52.4, $30.1 and $137.8, respectively, for the first, second, third and fourth quarter of fiscal 2015 and fiscal year 2015, which were included in SG&A, and pre-tax costs of $0.7, $3.3, $0.2 and $4.2, respectively, for the second, third and fourth quarters of fiscal 2015 and fiscal year 2015, included in Cost of products sold.

(2)	Includes pre-tax costs of $0.3 for the third quarter of fiscal 2015 and fiscal year 2015 associated with certain information technology and related activities, which were included in SG&A.

Note 7 - Venezuela Deconsolidation
On March 31, 2015, the Company deconsolidated its Venezuelan subsidiaries. Included in consolidated results of operations, and reflected below, are the historical results of the Company's Venezuela operations through the second quarter of fiscal 2015 (reflected at the official exchange rate of 6.30 bolivars per U.S. dollar).

		Q1	Q2	Q3	Q4	FY
Wet Shave - Net Sales	Fiscal 2015	$9.6	$14.4	—	—	$24.0

		Q1	Q2	Q3	Q4	FY
Wet Shave - Segment Profit	Fiscal 2015	$3.3	$6.0	—	—	$9.3

Note 8 - Sale of Industrial Blade Business
The sale of the Industrial blade business was completed in September 2015. The historical results of the Industrial blade business are included in consolidated results of operations through September 30, 2015. Reflected below are the net sales for the Industrial blade business. The impact on All Other segment profit is not material.

		Q1	Q2	Q3	Q4	FY
Industrial - Net Sales	Fiscal 2015	$10.7	$11.2	$12.4	$7.6	$41.9